Amendment to Your Executive Employment Agreement Dated June 3, 2022

By your signature below, you accept the Offer of the Special Advisor Role dated September 12, 2025, and acknowledge and agree to amend your Executive Employment Agreement dated June 3, 2022 (the “Agreement”) to reflect that:

1.
your compensation and benefits, including your eligibility for merit increases and grants of Restricted Stock Units, Performance Stock Units, and Incentive Stock Options, will continue to be provided on the same basis as currently provided through your retirement date of January 10, 2027 (the “Retirement Date”);
2.
your acceptance of the change in your title, role and responsibilities to Special Advisor means that such change will not qualify as Good Reason as that term is defined under Section 1.1(p) of your Agreement (the “Agreement”);
3.
you waive your right to claim any of the severance payments or benefits described in Section 2.6(b) of the Agreement due to the change in title, role and responsibilities described in this letter;
4.
in consideration for the change in role, within sixty (60) days of your retirement date of January 10, 2027, the Company will provide you with one times the sum of the benefits described in Section 2.6(b)(i) through 2.6(b)(ii) (i.e. one times your Annual Salary and one times the average of the last two payments of the Annual Incentive Bonus paid to you immediately preceding your Retirement Date, as determined by the Company), provided that you sign and do not revoke a general release that is substantially similar to the General Release Agreement attached as Appendix B to your Agreement; and
5.
Subject to Sections 3.11 and 3.12 of the Agreement, all Restricted Stock Units and Performance Stock Units granted to you prior to the Retirement Date shall vest in accordance with the applicable award agreements and plan documents for which they were granted.

Apart from the revisions described in this Amendment, all other terms of your Agreement will remain unchanged and in full force and effect, including your right to resign for Good Reason for any reason other than your change in role to Special Advisor, and the Company’s corresponding right to terminate your employment for Cause.

[SIGNATURE PAGE TO FOLLOW]

Enbridge, Inc., and Enbridge Employee Services, Inc., have caused this Amendment to Cynthia Hansen’s Executive Employment Agreement Dated June 3, 2022 (the “Amendment”) to be executed and delivered by their duly authorized officers in that capacity, and Cynthia Hansen has read, understood, and voluntarily executed this Amendment on her own behalf and has had the opportunity to consult with counsel of her own choosing, with this Amendment to be effective as of January 1, 2026. The Parties to this Amendment acknowledge that they have not relied upon any representation or statement not set forth in this Amendment, and that no other promise or agreement of any kind has been made or caused such party to sign this Amendment.

Accepted and Agreed: ENBRIDGE INC. By: /s/ Gregory L. Ebel Name: Gregory L. Ebel Title: President & Chief Executive Officer Date: September 29, 2025	ENBRIDGE EMPLOYEE SERVICES, INC. By: /s/ Melissa Y. Moye Name: Melissa Y. Moye Title: President Date: September 29, 2025

CYNTHIA HANSEN:

Signature: /s/ Cynthia L. Hansen

Date: September 29, 2025